Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-174519, 333-130395, 333-216739 and 333-232258) of NN, Inc. of our report dated March 16, 2020, except for the effect of discontinued operations discussed in Note 2 to the consolidated financial statements, as to which the date is March 15, 2021 and except for the 2019 summarized financial information of the unconsolidated joint venture in Note 9 to the consolidated financial statements, as to which the date is March 11, 2022, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Atlanta, Georgia
March 11, 2022